Exhibit 17
TONY J. GIULIANO
630 -44TH AVENUE
LACHINE,  QUEBEC H8T 2K8

October 17, 2014

James Chandik
Chief Executive Officer & President
DNA Precious Metals, Inc.
9125 Pascal Gagnon, Suite 204
Saint Leonard, Quebec
HIP  IZ4

Dear Sirs-

This is to inform you that, further to the Record of Employment authorized and issued by DNA Precious Metals, Inc. on August 13, 2014, and effective August 13, 2014 in accordance with the Record of Employment, I hereby tender my resignation as Chief Financial Officer and Director of DNA Precious Metals, Inc. and its subsidiary companies for which I act in the same capacities.

I remain.